EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of our report dated February 11, 2006, with respect to the consolidated financial statements of PST Indústria Eletrônica da Amazônia Ltda., included in this Form 10-K/A for the year ended December 31, 2005, in the following Registration Statements:
•	No. 333-96953 on Form S-8 — Stoneridge, Inc. Director’s Share Option Plan,

•	No. 333-72176 on Form S-8 — Stoneridge, Inc. Director’s Share Option Plan,

•	No. 333-72178 on Form S-8 — Stoneridge, Inc. Long-Term Incentive Plan,

•	No. 333-91175 on Form S-8 — Stoneridge, Inc. Long-Term Incentive Plan,

•	No. 333-127017 on Form S-8 — Stoneridge, Inc. Directors Restricted Shares Plan
Campinas, Brazil,
March 24, 2006
ERNST & YOUNG
Auditores Independentes S.S.
CRC2SP015199/O-6
/s/ B. Alfredo Baddini Blanc
B. Alfredo Baddini Blanc
Accountant CRC1SP126402/O-8

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